AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (this " Amendment"), dated as of March 31, 2006, by and among Modtech Holdings, Inc., a Delaware corporation, with headquarters located at 2830 Barrett Avenue, Perris, California 92571 (the "Company") and Amphora Limited (the "Investor").

WHEREAS:

A.  The Company and the Investor entered into that certain Securities Purchase Agreement, dated as of December 31, 2004, as amended (the "Securities Purchase Agreement"), pursuant to which, among other things, the Investor purchased from the Company an Amended and Restated Senior Secured Convertible Note dated as of August 5, 2005 (the "Note"), which is convertible into shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), in accordance with the terms thereof.

B.  The Company and the Investor desire to enter into this Amendment pursuant to which the Note shall be amended to revise certain terms and conditions set forth therein.

C.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Note.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Company and the Investors hereby agree as follows:

1.	AMENDMENTS TO NOTE.

(a)  Section 9 of the Note is hereby amended and restated to read in its entirety as follows:

"(9) HOLDER'S RIGHT OF OPTIONAL REDEMPTION.

(a) The Holder shall have the right, in its sole discretion to require that the Company redeem a portion of this Note (a "Holder Optional Redemption") by delivering written notice thereof (a "Holder Optional Redemption Notice" and, collectively with the Event of Default Redemption Notice, the Change of Control Redemption Notice and the Mandatory Redemption Notice, the "Redemption Notices" and each a "Redemption Notice") to the Company no later than the August 8th prior to any Optional Redemption Date. The Holder Optional Redemption Notice shall indicate the Conversion Amount the Holder is electing to have redeemed on such Optional Redemption Date (the "Holder Optional Redemption Amount"); provided, however, that such Holder Optional Redemption Amount indicated shall not exceed the applicable Optional Redemption Amount. The portion of this Note subject to redemption pursuant to this Section 9(a) shall be redeemed by the Company in cash at a price equal to the Conversion Amount being redeemed (the "Holder Optional Redemption Price" and, collectively with the Event of Default Redemption Price, the Change of Control Redemption Price and the Mandatory Redemption Price, the "Redemption Prices" and, each a "Redemption Price"); provided, however, that, only with respect to the First Optional Redemption Date and the Second Optional Redemption Date, in the event the Company is prohibited by the terms of the Current Credit Facility and/or the Intercreditor Agreement to redeem in cash (and the Company has not otherwise received any necessary consent of the requisite parties thereunder to take such action) all or any portion of the Holder Optional Redemption Amount (such amount not able to be redeemed, the "Optional Redemption Shortfall Amount"), the Company may, at its option, and so long as the Equity Conditions shall have been satisfied (or waived in writing by the Holder) during the period from and including the Company Conversion Notice Due Date through and including the applicable Optional Redemption Date, satisfy its obligations under this Section 9 with respect to the redemption of all or any portion of such Optional Redemption Shortfall Amount by delivery of shares of Common Stock to the Holder (the "Company Conversion Option"). If the Company exercises the Company Conversion Option, it shall deliver to the Holder an irrevocable notice (the "Company Conversion Notice") no later than the August 15th prior to the applicable Optional Redemption Date (the "Company Conversion Notice Due Date") (A) stating that the Company is exercising such conversion option, (B) stating the portion of the Optional Redemption Shortfall Amount that is the subject of the Company Conversion Option (the "Company Conversion Amount") and (C) only with respect to the First Optional Redemption Date and the Second Optional Redemption Date, certifying that the applicable condition set forth in Section 4.3(d) of the Intercreditor Agreement has not been met (the "Intercreditor Condition"). In the event that the Intercreditor Condition has not been met, unless the Company has in good faith determined that such failure to meet the Intercreditor Condition does not constitute material, nonpublic information relating to the Company and its Subsidiaries, the Company shall, prior to or contemporaneously with the delivery of the relevant Company Conversion Notice, make publicly available (on a Current Report on Form 8-K or otherwise) the fact that such condition has not been met for the applicable Optional Redemption Date. If the Company determines that no public disclosure is required pursuant to the foregoing sentence, the Holder shall be allowed to presume that such failure to meet the Intercreditor Condition does not constitute material, nonpublic information relating to the Company and its Subsidiaries. On the day immediately following the last day of the Company Conversion Measuring Period, the Company shall provide notice to the Holder of the applicable Company Conversion Price. Any Company Conversion Amount shall be converted as of the applicable Optional Redemption Date by dividing such Company Conversion Amount by the Company Conversion Price.

(b) In the event there is an Optional Redemption Shortfall Amount and the Equity Conditions shall not have been satisfied as required (or waived), the Holder may, at its option, require the Company to convert all or any portion of the Optional Redemption Shortfall Amount (such amount, the "Holder Optional Conversion Amount") on the applicable Optional Redemption Date by delivering shares of Common Stock to the Holder (the "Holder Optional Conversion Option"). The Holder shall state in each Holder Optional Redemption Notice delivered at any time when the Holder is electing the Holder Optional Conversion Option whether such Holder will exercise the Holder Optional Conversion Option in the event there is an Optional Redemption Shortfall Amount. Any Holder Optional Conversion Amount shall be converted as of the applicable Optional Redemption Date by dividing such Holder Optional Conversion Amount by the Company Conversion Price.

(c) Redemptions required by this Section 9 shall be made in accordance with the provisions of Section 13 and any conversions required by this Section upon election by the Company of the Company Conversion Option or the Holder of the Holder Optional Conversion Option shall be made in accordance with the provisions of Section 3(c). Notwithstanding anything to the contrary in this Section 9, but subject to Section 3(d), until the Holder receives the Redemption Price and/or the shares deliverable in connection with any Company Conversion Amount or Holder Optional Conversion Amount, the Holder Optional Redemption Amount may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3, and any such conversion shall reduce the Holder Optional Redemption Amount in the manner set forth by the Holder in the applicable Conversion Notice."

(b)  Section 15(e) of the Note is hereby amended and restated to read in its entirety as follows:

"(e)  Financial Covenants. On and after February 1, 2006, the Company shall satisfy or otherwise comply with each of the financial covenants set forth in the Exhibit II hereto in each calendar month. The Company shall (i) provide to the Holder a certificate certifying compliance with these financial covenants, contemporaneously with the delivery of any similar compliance certificate the Company is required to provide to the lenders or designated agent under the Current Credit Facility, and (ii) prior to or simultaneously with the delivery to the Holder of any such compliance certificate stating that the Company has failed to satisfy any financial covenant hereunder, publicly disclose such failure."

(c)  Section 17 of the Note is hereby amended and restated to read in its entirety as follows:

"REDUCTION OF LETTER OF CREDIT AMOUNT. The Letter of Credit Amount shall be reduced by $5,000,000 if on any Optional Redemption Date either (a) the holders of the Notes exercise the Holder Optional Redemption on an Optional Redemption Date for the Aggregate Optional Redemption Amount or (b) (i) if the Holder Optional Redemption has not been fully exercised by each Holder on any Optional Redemption Date and (ii) (x) on the First Optional Redemption Date, the Company has been Profitable for two (2) Calendar Quarters prior to such First Optional Redemption Date, (y) on the Second Optional Redemption Date, the Company has been Profitable for two (2) Calendar Quarters during the period beginning after the First Optional Redemption Date through the Second Optional Redemption Date, or (z) on the Third Optional Redemption Date, the Company has been Profitable for one (1) Calendar Quarter during the period beginning after the Second Optional Redemption Date through the Third Optional Redemption Date (each of the foregoing (x), (y) and (z), a "Profitability Target"). In the event that the holders of the Notes exercise the Holder Optional Redemption for less than the Aggregate Optional Redemption Amount on any Optional Redemption Date and the Profitability Target for such Optional Redemption Date has not been met, the Letter of Credit Amount shall be reduced by an amount equal to the product of (1) $5,000,000, multiplied by (2) a fraction (A) the numerator of which is the aggregate Conversion Amount redeemed by all holders on such Optional Redemption Date and (B) the denominator of which is the Aggregate Optional Redemption Amount."

(d)  Section 31(k) of the Note is hereby amended and restated to read in its entirety as follows:

""Company Conversion Price" means, as of any date of determination, that price which shall be computed as 90% of the arithmetic average of the Weighted Average Price of the Common Stock during each of the thirty (30) consecutive Trading Days of the thirty (30) Trading Day period commencing on the Trading Day immediately following the Company Conversion Notice Due Date (such period, the "Company Conversion Measuring Period")."

(e)  Section 31(m) of the Note is hereby amended and restated to read in its entirety as follows:

""Current Credit Facility" means the Loan and Security Agreement, dated as of March 31, 2006, among the Company, as borrower, the lenders from time to time party thereto and Bank of America, N.A., as Agent, together with any amendments, restatements, renewals, refundings, refinancings or other extensions thereof."

(f)  Section 31(r) of the Note is hereby amended and restated to read in its entirety as follows:

""First Optional Redemption Date" means August 31, 2006; provided, however, that in the event that the Company shall pay the Optional Redemption Shortfall Amount in shares of Common Stock, such Optional Redemption Shortfall Amount shall be due on September 28, 2006."

(g)  Section 31(v) of the Note is hereby amended and restated to read in its entirety as follows:

""Intercreditor Agreement" means that certain intercreditor agreement dated as of March 31, 2006 among the Company, Bank of America, N.A., as first lien collateral agent, and Amphora Limited, as second lien collateral agent."

(h)  Section 31(mm) of the Note is hereby amended and restated to read in its entirety as follows:

""Second Optional Redemption Date" means August 31, 2007; provided, however, that in the event that the Company shall pay the Optional Redemption Shortfall Amount in shares of Common Stock, such Optional Redemption Shortfall Amount shall be due on October 1, 2007."

(i)  Section 31(rr) of the Note is hereby amended and restated to read in its entirety as follows:

""Third Optional Redemption Date" means September 2, 2008."

(j)  A new Section 32 is hereby added to the Note reading as follows:

"(32) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information, relating to the Company or its Subsidiaries, the Company shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries."

(k)  Exhibit II of the Note is hereby amended and restated in its entirety by Exhibit II attached hereto.

2.	DISCLOSURE OF AMENDMENT.

On or before 8:30 a.m., New York Time, on the first (1st) Business Day following the Effective Date (as defined below), the Company shall file a Current Report on Form 8-K describing the terms of this Amendment and attaching a copy of the form of this Amendment.

3.	CONDITIONS TO EFFECTIVENESS.

This Amendment shall not become effective (the "Effective Date") until the satisfaction of each of the following conditions, provided that such conditions are for the Investor's sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with written notice thereof:

(a)  The Company shall have duly executed this Amendment and delivered the same to the Investor.

(b)  The Board of Directors of the Company shall have adopted resolutions authorizing and approving this Amendment and the transactions contemplated hereby.

4.	MISCELLANEOUS.

(a)  Expenses. The Company shall reimburse the Investor for its reasonable legal expenses incurred in connection with the execution of this Amendment and any and all documents executed in connection therewith.

(b)  Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)  Headings. The headings of this Amendment are for convenience of reference and shall not form part of, or affect the interpretation of, this Amendment.

(d)  Severability. If any provision of this Amendment shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Amendment in that jurisdiction or the validity or enforceability of any provision of this Amendment in any other jurisdiction.

(e)  No Third Party Beneficiaries. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(f)  Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

(g)  No Strict Construction. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(h)  Governing Law. This Amendment shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(i)  Reaffirmation. The Company hereby: (1) confirms and agrees that, except as expressly amended or modified hereby, the Note, the Securities Purchase Agreement and each other Transaction Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date all references in any such Transaction Document to "the Note", "thereto", "thereof", "thereunder" or words of like import referring to the Note shall mean the Note as amended by this Amendment; and (ii) confirms and agrees that to the extent that any such Transaction Document purports to assign or pledge to the Amphora Limited, in its capacity as collateral agent (the "Collateral Agent") for the Investor and the holders of the Securities, or to grant to the Collateral Agent a security interest in or lien on, any collateral as security for the obligations of the Company from time to time existing in respect of the Note and any other Transaction Document, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

COMPANY: MODTECH HOLDINGS, INC.

By:
Name:
Title

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

INVESTOR: AMPHORA LIMITED

By:
Name:
Title

[Signature Page to Amendment Agreement]

EXHIBIT II

FINANCIAL COVENANTS

So long as any principal of or interest on this Note (whether or not due) shall remain unpaid or outstanding, the Company shall:

(a) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least the ratio set forth opposite each period below measured monthly as of the last day of each month.

Period	Minimum Fixed Charge Coverage Ratio

Month ending February 28, 2006 measured on a trailing 2 month basis	0.81:1.00

Month ending March 31, 2006, measured on a year-to-date basis	0.99:1.00

Month ending April 30, 2006, measured on a year-to-date basis	1.17:1.00

Months ending May 31, 2006 through December 31, 2006, measured on a year-to-date basis	1.35:1.00

Month ending January 31, 2007 and each month thereafter measured on a trailing 12 month basis	1.35:1.00

Capitalized terms used in this Exhibit II and not otherwise define in this Note shall have the respective meanings ascribed to them in the Current Credit Facility, as in effect on March 31, 2006.